Exhibit 99.1

Ferrellgas, LP. and Ferrellgas Finance Corp. Announce Closing of Private Placement of $300 million Senior Notes due 2017

OVERLAND PARK, Kan., September 14, 2009 — Ferrellgas, L.P., the operating partnership of Ferrellgas Partners, L.P. (NYSE: FGP), and Ferrellgas Finance Corp., a wholly owned subsidiary of Ferrellgas, L.P., today announced the closing of a private placement to eligible purchasers of $300 million in aggregate principal amount of 9.125% Senior Notes due 2017.  Ferrellgas, L.P. will receive net proceeds from this offering of approximately $288.6 million, after deducting initial purchaser discounts and the estimated expenses of the offering.  Ferrellgas, L.P. intends to use the net proceeds from the offering to prepay its outstanding $82,000,000 of 7.24% Senior Notes, Series D, due August 1, 2010, its $70,000,000 of 7.42% Senior Notes, Series E, due August 1, 2013 and to reduce outstanding indebtedness under its senior unsecured revolving credit facility.

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia and Puerto Rico.  Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan.  More information about the partnership can be found online at www.ferrellgas.com.

The offering has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and the notes may not be offered or sold in the United States absent such registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  The notes were offered only to qualified institutional buyers under Rule 144A and outside the United States only to non-U.S. persons under Regulation S.  This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the issuers expect, believe or anticipate will or may occur in the future are forward-looking statements.  These statements include the issuer’s plans to use proceeds from a private placement of $300 million of senior notes.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the issuers, including market conditions, operational developments with respect to the issuers and other factors detailed in the issuers’ filings with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, 913-661-1530

Jim Saladin, Media Relations, 913-661-1833

One Liberty Plaza • Liberty Missouri 64068-2970 • Telephone: 816-792-1600